Exhibit 99.1

Thomas J. Shara President & CEO Joseph F. Hurley EVP & CFO 973-697-2000

Lakeland Bancorp Receives Shareholder Approval to Issue Preferred Stock

Oak Ridge, New Jersey - February 3, 2009 – At a special meeting of shareholders of Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland”) held on January 28, 2009, the company received approval to amend its Certificate of Incorporation to authorize up to one million shares of preferred stock, from which 59,000 shares are anticipated to be issued to the U.S. Department of the Treasury in connection with the TARP Capital Purchase Program at a closing to be held in the near future.

“We are very pleased with the outcome of the shareholder meeting and appreciate the continued support of our loyal shareholder base,” said Thomas J. Shara, President and CEO of Lakeland. “We look forward to putting our new capital to use by providing conservatively underwritten loans to individuals and business owners in the communities we serve.”

Lakeland, the holding company for Lakeland Bank, has a current asset base of $2.6 billion and forty-nine (49) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.

FORWARD-LOOKING STATEMENTS

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: whether Lakeland and the Treasury close on the issuance of the preferred stock and warrants under the Capital Purchase Program; operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.